NEITHER THIS WARRANT NOR ANY OF THE WARRANT SHARES, NOR ANY INTEREST OR PARTICIPATION IN EITHER, MAY BE IN ANY MANNER TRANSFERRED OR DISPOSED OF, IN WHOLE OR IN PART, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS.

WARRANT

TO

PURCHASE SHARES OF COMMON STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

This Warrant, dated as of February 15, 2005, certifies that, for good and valuable consideration, Lighting Science Group Corporation, a Delaware corporation (the “Company”), hereby grants to Giuliani Capital Advisors LLC (“GCA”), together with any permitted transferee (the “Holder” or “Holders”) of this Warrant or Warrant Shares (as defined below), subject to the terms and conditions set forth herein, the right to subscribe for and purchase from the Company up to 1,650,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), as set forth below (the “Warrant Shares”), at the purchase price of $0.60 per share (the “Exercise Price”). The Exercise Price and the number of Warrant Shares are subject to adjustment from time to time as provided in Section 5. This Warrant is issued in consideration and as a part of that certain engagement agreement, dated of even date herewith, between the Company and GCA (the “Agreement”).

1.  DURATION, VESTING AND EXERCISE OF WARRANT; LIMITATIONS ON TRANSFER; PAYMENT OF TAXES.

1.1	EXERCISE PERIOD.

Except as otherwise provided in Section 1.5(b), this Warrant may be exercised by the Holder in whole or in part from time to time during the period from the date of this Warrant to and including the date that is the five (5) year anniversary of this Warrant.

1.2  VESTING. This Warrant shall be fully vested and exercisable as of the date hereof.

1.3	MANNER OF EXERCISE.

The rights represented by this Warrant may be exercised by the Holder, in whole or in part from time to time, by delivery to the Company of (i) this Warrant, (ii) a completed exercise form (in a form designated by or otherwise acceptable to the Company) (the “Exercise Form”) duly executed by the Holder and specifying the number of Warrant Shares to be purchased, and (iii) payment of the Exercise Price for the number of Warrant Shares specified in the Exercise Form in the form of certified funds, wire transfer or any combination of these forms of payment. The foregoing shall be delivered to the Company at the notice address set forth in Section 7.7 during normal business hours on any business day on or before the Expiration Date and the Company shall use its commercially reasonable efforts to deliver to the Holder the relevant number of Warrant Shares no later than three (3) business days following such delivery.

1.4	NET EXERCISE

. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company’s Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment as provided in Section 1.3, the Holder may elect (the “Conversion Right”) to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Company at the notice address set forth in Section 7.7 together with the properly endorsed Exercise Form, in which event the Company shall use its commercially reasonable efforts to issue to the Holder, no later than three (3) business days following such surrender and delivery, a number of shares of Common Stock computed using the following formula:

Where

X = the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall be:

If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the National Market System (the “National Market System”) of the Nasdaq, the Market Price as of a specified day shall be the last reported sale price of Common Stock on such exchange or on the National Market System on such date or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or on the National Market System. If the Common Stock is not so listed or admitted to unlisted trading privileges, the Market Price as of a specified day shall be the mean of the last bid and asked prices reported on such date (x) by the Nasdaq or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the Market Price as of a specified day shall be determined in good faith by the Board of Directors of the Company.

1.5	PAYMENT OF TAXES.

The issuance of certificates for Warrant Shares shall be made without charge to the Holder for any stock transfer or other issuance tax in respect thereto; provided, however, that the Holder shall be responsible for the payment of any and all taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificates for Warrant Shares in a name other than that of the then Holder as reflected upon the books of the Company.

1.6	RESTRICTION ON TRANSFER.

(a) This Warrant may not be transferred, in whole or in part, except to a successor to the business of GCA or to an affiliate of GCA, including any parent, member or subsidiary thereof, upon notice to, but without the consent of, the Company. Upon notice of transfer duly executed by the Holder, the transferee shall become the Holder of record of the Warrant or part thereof. The Company shall keep at its principal office a register in which the Company shall provide for the registration, transfer and exchange of this Warrant. The Company will not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to prevent or delay the exercise or transfer of this Warrant.

(b) Neither this Warrant nor any of the Warrant Shares, nor any interest or participation in either, may be in any manner transferred or disposed of, in whole or in part, except in compliance with the Securities Act, and applicable state securities laws.

(c) Each certificate for Warrant Shares and any Warrant issued at any time in exchange or substitution for any Warrant bearing such a legend shall bear a legend similar in effect to the foregoing paragraph unless, in the reasonable opinion of counsel for the Company, the Warrant need no longer be subject to the restriction contained herein. The provisions of this Section 1.6 shall be binding upon all subsequent holders of, this Warrant.

(d) Notwithstanding the foregoing, if, at the time of any transfer or exchange of this Warrant or the Warrant Shares, this Warrant or the Warrant Shares shall not be registered under the Securities Act, the Company may require that as a condition of allowing such transfer or exchange, the Holder or transferee of this Warrant or the Warrant Shares, as the case may be, furnish to the Company an opinion of counsel reasonably acceptable to the Company that opines upon such exemption from registration.

2.  RESERVATION, REGISTRATION AND LISTING OF SHARES.

All Warrant Shares which are issued upon the exercise of the rights represented by this Warrant shall, upon issuance and payment of the Exercise Price, be validly issued, fully paid and nonassessable and free from all taxes, liens, security interests, charges and other encumbrances with respect to the issue thereof other than taxes in respect of any transfer occurring contemporaneously with such issuance. During the period within which this Warrant may be exercised, the Company shall at all times have authorized and reserved, and keep available free from preemptive rights, a sufficient number of shares of Warrant Shares to provide for the exercise of this Warrant. The Holder shall be entitled to “piggy-back” registration rights on all registrations of the Company subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata together with all other holders of registration rights in view of market conditions. All expenses of such registration shall be borne by the Company. The registration rights of the Holder provided in this Section 2 shall terminate on the date that the shares of Common Stock underlying this Warrant may be resold by the Holder without registration by reason of Rule 144(k) under the Securities Act, or any other rule of similar effect.

3.  EXCHANGE, LOSS OR DESTRUCTION OF WARRANT.

Upon any transfer permitted by Section 1.6, the Company, without charge to the Holder, shall execute and deliver a new Warrant of like tenor in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor. The term “Warrant” as used herein includes any Warrants issued in substitution or exchange of this Warrant.

4.  OWNERSHIP OF WARRANT.

The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof for all purposes (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

5.  CERTAIN ADJUSTMENTS.

The Exercise Price at which Warrant Shares may be purchased and the number of Warrant Shares to be purchased upon exercise of this Warrant are subject to change or adjustment as follows:

5.1	GENERAL.

If the Company (i) pays a dividend in shares of Common Stock or makes a distribution in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of its shares of Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), the number of Warrant Shares purchasable upon exercise of this Warrant shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company that the Holder would have owned or have been entitled to receive after the happening of any of the events described above, had this Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 5.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

5.2	ADJUSTMENT FOR CAPITAL REORGANIZATION.

If at any time there shall be a capital reorganization of the Company or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets, then, as part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive on exercise of this Warrant during the period specified in this Warrant and on payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable on exercise of this Warrant would have been entitled on such capital reorganization, merger, consolidation or sale if this Warrant had been exercised immediately before that capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder of this Warrant after the reorganization, merger, consolidation or sale to the end that the provisions of this Warrant (including adjustment of the number of shares purchasable on exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other securities or property deliverable after that event on exercise of this Warrant. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 5.2, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be.

5.3	CERTIFICATE OF ADJUSTMENTS.

Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any Holder, furnish or cause to be furnished to such Holder, a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

5.4	NOTICES OF RECORD DATE.

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of any class of securities shall be entitled to exchange their shares of securities for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, dissolution, liquidation or winding-up.

6.  NO IMPAIRMENT.

The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

7.  MISCELLANEOUS.

7.1	ENTIRE AGREEMENT.

This Warrant and the Agreement constitutes the entire agreement between the Company and the Holder with respect to this Warrant and the Warrant Shares.

7.2	WARRANT HOLDER NOT SHAREHOLDER.

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

7.3	BINDING EFFECTS.

This Warrant shall inure to the benefit of and shall be binding upon the Company, the Holder and Holders of Warrant Shares and their respective heirs, legal representatives, successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company, the Holder and Holders of Warrant Shares, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant or the Warrant Shares.

7.4	AMENDMENTS AND WAIVERS.

This Warrant may not be modified or amended except by an instrument in writing signed by the Company and the Holder. The Company, the Holder or Holders of Warrant Shares may, by an instrument in writing, waive compliance by the other party with any term or provision of this Warrant on the part of such other party hereto to be performed or complied with. The waiver by any such party of a breach of any term or provision of this Warrant shall not be construed as a waiver of any subsequent breach.

7.5	SECTION AND OTHER HEADINGS.

The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

7.6	FURTHER ASSURANCES.

Each of the Company, the Holder and Holders of Warrant Shares shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and/or powers of attorney as may be necessary or appropriate as any party hereto may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Warrant.

7.7	NOTICES.

All demands, requests, notices and other communications required or permitted to be given under this Warrant shall be in writing and shall be deemed to have been duly given if delivered personally or sent by United States certified or registered first class mail, postage prepaid, to the parties hereto at the following addresses or at such other address as any party hereto shall hereafter specify by notice to the other party hereto:

(a)  if to the Company, addressed to:

Lighting Science Group Corporation
2100 McKinney Avenue
Suite 1555
Dallas, Texas 75201
Attn: Chief Executive Officer

(b) if to the Holder, addressed to the following address or to the address of the record Holder appearing on the books of the Company.

Giuliani Capital Advisors LLC
233 South Wacker Drive
Chicago, Illinois 60606
Attn: President

7.8	SEVERABILITY.

Any term or provision of this Warrant that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other term or provision of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

7.9	FRACTIONAL SHARES.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

7.10	GOVERNING LAW.

This Warrant shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed in New York.

7.11	ARBITRATION.

(a) Any dispute, controversy or claim arising out of or relating to this Warrant or the breach, termination, enforceability or validity hereof shall be heard and determined by arbitration in accordance with the arbitration provisions set forth in attachment A to the Agreement.

(b) No provision of or the exercise of any rights under this Section 7.11 shall limit the right of any party to request and obtain from a court of competent jurisdiction provisional remedies and relief. Each of the parties hereby consents to the service of process upon it in connection with any proceeding instituted under this Section 7.11(b) in the same manner as provided for the giving of notice hereunder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

/s/ Ron Lusk
By: Ron Lusk
Title: Chairman & CEO